EXHIBIT 99.2

Hexion LLC
Hexion Specialty Chemicals, Inc.
180 East Broad Street
Columbus, OH 43215

Credit Suisse, Cayman Islands Branch
Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010

Deutsche Bank AG New York Branch
Deutsche Bank AG Cayman Islands Branch
Deutsche Bank Securities Inc.
Deutsche Bank Trust Company Americas
60 Wall Street
New York, New York 10005

July 2, 2008

                Re: Project Wingspan Commitment Letter

Ladies and Gentlemen:

     Reference is made to (i) the commitment letter dated July 11, 2007 (including the exhibits and other attachments thereto, the “Commitment Letter”) among Credit Suisse, Credit Suisse Securities (USA) LLC, Deutsche Bank AG New York Branch, Deutsche Bank Cayman Islands Branch, Deutsche Bank Securities, Inc., and Deutsche Bank Trust Company Americas, on the one hand, and Hexion LLC and Hexion Specialty Chemicals, Inc. (the “Borrower”), on the other hand and (ii) the engagement letter dated July 11, 2007 (including the exhibits and other attachments thereto, the “Engagement Letter”) among Credit Suisse Securities (USA) LLC, Deutsche Bank Securities, Inc., on the one hand, and Hexion LLC and the Borrower, on the other hand. Terms used but not defined in this letter agreement shall have the meanings assigned thereto in the Commitment Letter.

     In our letter to you of June 19, the Borrower requested a financing proposal from you, under terms no less favorable than the terms and conditions in the Commitment Letter, with respect to the funding of additional amounts sufficient to fully fund the Transactions, as contemplated by the original Commitment Letter and in light of current facts, and to provide liquidity for continued operations. In light of your letter of today in which you declined to submit such a proposal, as required by its Merger Agreement with Huntsman, the Borrower is obligated to use reasonable best efforts to obtain Alternate Financing.

     In addition, the Borrower also intends to pursue other potential sources of financing (“Alternative Financing Sources”) as contemplated by the Merger Agreement. In connection therewith, we hereby request that you waive our obligations under the last sentence of paragraph 4 of the Engagement Letter, to the extent that such sentence would require the payment of any amounts to the Managers (as defined in the Engagement Letter) in connection with an Offering (as defined in the Engagement Letter) led by an Alternative Financing Source. We would appreciate receiving your executed waiver as soon as possible. Please signify your consent by countersigning in the place indicated below and returning a facsimile copy to the undersigned at (614) 225-7299. If you have any questions or concerns, please do not hesitate to contact the undersigned at (614) 225-2066

     Nothing contained herein should be deemed to terminate, waive, amend or otherwise modify the terms of the Commitment Letter (including with respect to the Termination Facility), the supplemental ABL Commitment Letter (November 2007), or any other documents relating to the financing contemplated thereby. The obligations contained therein will remain in effect until terminated in accordance with their terms.

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Very truly yours,

HEXION LLC

By:	/s/ William H. Carter
Name: William H. Carter
Title: Executive Vice President and Chief Financial Officer

HEXION SPECIALTY CHEMICALS, INC.

By:	/s/ William H. Carter
Name: William H. Carter
Title: Executive Vice President and Chief Financial Officer

cc:
        Huntsman Corporation
        500 Huntsman Way
        Salt Lake City, Utah 84108
        Attention: General Counsel
        Facsimile: (801) 584-5782

WAIVER GRANTED TO THE EXTENT DESCRIBED ABOVE:

CREDIT SUISSE SECURITIES (USA) LLC

By: ___________________________
Name:
Title:

DEUTSCHE BANK SECURITIES INC.

By: ___________________________
Name:
Title:

By: ___________________________
Name:
Title: